NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Nature of Operations and Summary of Significant  Accounting
Policies

The Somerset Group, Inc. (The "Company" or "Somerset") is a nondiversified, unitary savings and loan holding company. Its major asset at December 31, 1998 is a 21.7% ownership interest in First Indiana Corporation ("First Indiana"), which owns 100% of First Indiana Bank (the "Bank"). The Company operates First Indiana Investor Services, which markets insurance and investment products primarily to Bank customers.

As a result of a merger on January 20, 1998 with Whipple & Company P.C. ("Whipple"), a division of the Company, Somerset Financial Services, provides tax, accounting, health care consulting, investment and wealth management, and management consulting services. On January 5, 1999, a subsidiary of the Company, Paradym Technologies, Inc., purchased the assets and business of two companies and will provide information technology consulting, including corporate Internet, networking, surveillance, and wiring services.

(a)	Basis of Financial Statement Presentation: The consolidated
financial statements include the accounts of the Company and its 100% owned subsidiaries. The consolidated financial statements have been prepared in conformity with GAAP. The merger with Whipple was accounted for as a pooling-of-interests combination and, accordingly, Somerset's historical consolidated financial statements have been restated to include the accounts and results of Whipple. (See Note 2.) In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

(b)	Fees and Commissions: Fees and commissions represent revenue from financial services provided to clients and from the sale of insurance and investment products.

(c)	Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in banks, and money market funds immediately available.

(d)	Short Term Investments: The investments are valued at fair value on the statement date. They are available-for-sale and proceeds are available on three days' notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as accumulated other comprehensive income.

(e)	Investment in First Indiana Corporation: First Indiana Corporation
is a nondiversified unitary savings and loan holding company whose primary subsidiary is a federally chartered stock savings bank. It operates retail banking and mortgage and consumer loan offices throughout Indiana and mortgage and consumer loan offices in seven other states. Somerset's investment in First Indiana Corporation is stated at cost, adjusted for its share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

(f)	Office Furniture and Equipment: Office furniture and equipment are stated at historical cost for financial reporting purposes.
Depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.
(g)	Employee Benefit Plans: Prior to the merger with Whipple, Somerset maintained a Salary Reduction Simplified Employee Pension Plan (SAR-
SEP), and Whipple maintained a Profit Sharing Retirement Plan. The SAR-SEP was qualified for income tax deferral under Internal Revenue Service Code Section 408(k), and the Profit Sharing Retirement Plan was
qualified under Internal Revenue Service Code Section 401(k). The
Somerset SAR-SEP was terminated in 1998, and the Company adopted the Whipple Profit Sharing Retirement Plan for all employees.
-21-
(h)	Income Taxes: The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis. The principal temporary difference between the financial statement carrying amounts and the tax basis that result in deferred taxes is the investment in First Indiana, accounted for under the equity method of accounting. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the effective date.

(i)	Earnings Per Share: Basic earnings per share for 1998, 1997, and
1996 were computed by dividing net income by the weighted average shares of common stock outstanding (2,899,933, 2,902,800, and 2,870,743 in
1998, 1997, and 1996 respectively). Diluted earnings per share for 1998, 1997, and 1996 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all potential dilutive shares outstanding (2,961,835, 2,957,978, and 2,929,489 in 1998, 1997, and 1996
respectively). Dilution of the per-share calculation relates to stock options. All share and per-share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.

(j)	Treasury Shares: Treasury shares issued were valued at average cost of all treasury shares at the date of issuance.

(k)	Comprehensive Income: The Financial Accounting Standards Board
("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("FAS 130"), which established standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive income is the total of all net income and all non-owner changes in equity. The Company adopted FAS 130 as of January 1, 1998, it was retroactively applied to December 31, 1996, and the statement had no impact on the financial condition or results of operations.

(l)	Segments of an Enterprise: The FASB also issued Statement of
Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"), which introduced new guidelines on segment reporting. The Company adopted FAS 131 as of January 1, 1998 and has presented the applicable disclosures for 1996, 1997, and 1998. (See Note 10.)

Note 2.  Business Combinations

Whipple and Company Professional Corporation

On January 20, 1998, Somerset issued 333,339 shares of its common stock for all the outstanding common stock of Whipple, a provider of financial and accounting services that include tax planning and preparation, accounting, health care consulting, information technology, investment management, and management consulting services. Shares of Whipple were not publicly traded. This business combination has been accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Whipple.





                                     -22-



The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below.

                           						  Years Ended December 31,

	                                        1997       1996
Revenue and income:
Somerset					                       $5,385,000   $4,449,000
Whipple					                         5,740,000    5,086,000
                                    ----------    ---------
Combined				                       $11,125,000   $9,535,000
                                    ==========    =========

Operating expenses:
Somerset		                   			    $1,978,000   $1,524,000
Whipple					                         5,580,000    4,888,000
                                    ----------    ---------
Combined			                         $7,558,000   $6,412,000
                                     =========    =========

Net income:
Somerset		                    		    $2,450,000   $2,039,000
Whipple					                            86,000     	106,000
                                     ---------    ---------
Combined				                        $2,536,000   $2,145,000
                                     =========    =========

The 333,359 shares issued by Somerset in the transaction consisted of 293,833 shares as treasury shares and 39,506 previously unissued shares. There were no transactions between Somerset and Whipple prior to the combination.

Paradym Technologies, Inc.

On January 4, 1999, a 100% owned subsidiary of Somerset purchased the assets of two companies and commenced operations as Paradym
Technologies, Inc. ("Paradym"). Paradym will provide information technology consulting services, including corporate Internet, networking, and video surveillance and wiring services. The total cost of the assets purchased was $315,000.


Note 3. Short Term Investments

Short-term investments are stated at fair value and are available-for-sale. The Company is actively seeking additional businesses in the financial services industry and expects to utilize these funds for that purpose. The investments at December 31, 1998 and 1997 consisted of the following:

               			                       Unrealized  	Unrealized 		Fair
December 31, 1998	                	Costs  	Gains    		Losses    	 	Value
Bond Mutual Funds	            $2,059,000	 	$1,000    	$(43,000)  	$2,017,000
Government Agency Mortgage
   Securities	                   830,000	 	 4,000     	    ---   	   834,000
Collateralized Mortgage
   Securities	                   674,000	 	 3,000	         ---   	   677,000
Money Market Funds, Pending
   Investment	                   185,000	    ---	          ---   	   185,000
                               ---------   ------       -------    ---------
                          			 $3,748,000   $8,000	     $(43,000) 	$3,713,000
                               =========    =====       =======    =========

December 31, 1997
Bond Mutual Funds	            $2,480,000 		$5,000	     $(41,000) 	$2,444,000
Government Agency
   Securities	                   200,000	 	   ---         		---  	   200,000
Government Agency Mortgage
  Securities	                    922,000	 	 3,000         		---	     925,000
Collateralized Mortgage
   Securities	                 1,080,000 		 4,000         		---  	 1,084,000
Money Market Funds,
   Pending Investment            595,000	    ---	          	---  	   595,000
                              ----------  ------        -------    ---------
                          			 $5,277,000 $12,000	      $(41,000) 	$5,248,000
                               =========  ======         ======    =========

                                     -23-




Note 4.  Allowances for Doubtful Accounts

Trade accounts, notes and other receivables are net of allowances for doubtful accounts of $108,000 and $100,000 at December 31, 1998 and 1997, respectively. Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1998 was as follows:

                               					       		 Year Ended December 31,

	                                             1998       1997        1996
Balance at beginning of period	           $153,000   $118,000    $123,000
Additions charged to costs and expenses     10,000    149,000      70,000
Uncollectible accounts written off,
    net of recoveries	                     (25,000)  (114,000)	   (75,000)
                                          --------    -------     -------
Balance at end of period		                $138,000   $153,000 	  $118,000
Amount classified as a reduction of trade
accounts, notes, and other receivables    $138,000    $53,000 	  $118,000
Amount classified as a reduction of other
	assets, notes receivable		                    ---    100,000        	---
                                            -------   -------     -------
                                            138,000  $153,000    $118,000
                                            =======   =======     =======

Note 5.  Investment in First Indiana Corporation

The Company?s percentage ownership in First Indiana was as follows:
(Shares adjusted for First Indiana?s stock splits.)
			                     First Indiana
	                        Shares	   Shares      	Percentage
As of:			                Owned	   Outstanding  	Ownership
December 31, 1998   		2,758,467	   12,703,294	     21.7%
December 31, 1997	   	2,717,967	   12,668,191	     21.5%
December 31, 1996   		2,717,967	   12,455,122	     21.8%


The Company's equity in earnings of First Indiana was as follows:

			                                                 Year Ended December 31,
           	                                      1998       1997      1996
Equity in earnings of First Indiana based
on percentage of ownership		                 $4,122,000 $3,815,000  2,886,000

Equity in First Indiana's gain on sale of
subsidiary sold to the Company,
contained in equity in earnings		                   ---    (15,000)  (147,000)

Purchase price adjustments:
The Company?s equity ownership
of First Indiana?s net assets exceeded
the actual cost of its shares.  Under
the purchase accounting method,
these purchase price adjustments
are being amortized to income using
both the declining balance and straight
line methods and amortization periods
of 3 to 25 years	                       			       8,000     83,000     264,000
                                                 ------   --------   ---------
Total equity in earnings		                      130,000 $3,883,000  $3,003,000
                                                =======  =========   =========

At December 31, 1998, the actual cost of the Company's shares exceeded its equity ownership of First Indiana's net assets. In future periods these aggregate purchase price adjustments will be amortized to expense using the straight-line method over 3 to 25 years. At December 31, 1998, the unamortized balance of the purchase price adjustments to be charged against equity in earnings was $62,000.

The changes in retained earnings for equity in other capital changes of First Indiana primarily represents changes in the Company's percentage share of First Indiana's net worth resulting from changes in the number of First Indiana shares outstanding or the number of shares owned by the Company. Such capital changes also represent changes in First Indiana's unrealized gain or loss on investments and other changes reflected in First Indiana's retained earnings.

The Company's equity in undistributed earnings (equity earnings not received as dividends) and capital changes of First Indiana, included in consolidated retained earnings at December 31, 1998 and 1997 were $21,829,000 and $19,128,000, respectively.

Equity in earnings of First Indiana for the year ended December 31, 1996 were reduced by an FDIC special assessment. The $852,000 assessment represents the Company's equity in the net earnings effect of the total assessment paid by First Indiana. The one-time charge was the result of a special assessment by the FDIC imposed on all banks, including First Indiana Bank, whose customers' deposits are insured by its Savings Association Insurance Fund.

First Indiana is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including up streaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may make distributions to First Indiana of up to 100 percent of the Bank?s net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days advance notice before declaring a dividend.

Note 6.  Other Assets

Notes receivable consisted of the following:	           	December 31,
                                                      		1998	       1997
Long-term note receivable in connection
	with the sale of construction assets	              $240,000    	$270,000
Long-term note receivable in connection with the sale
of discontinued radio broadcasting properties	           ---    	 410,000
Less allowance for doubtful accounts			                  ---     (100,000)
                                                    --------     --------
		                                                  $240,000     $580,000
                                                     =======      =======

Goodwill is stated net of accumulated amortization. The amounts represents cost of assets purchased, paid to the Bank, in excess of their market value, and includes consideration paid for an exclusive operating agreement for marketing and sales of non-FDIC-insured insurance and investment products to customers of the Bank.

Amounts paid are being amortized to expense over 15 years and consisted of the following:

        		                                         December 31,
		                                                      1998       	1997
Original amount paid                   				       $1,188,000   $1,188,000
Additional purchase price paid under an agreement for
payment if profits exceeded
  pre-determined amounts		                           101,000       74,000
                                                    --------     --------
	             	                                    1,289,000    1,262,000
Less accumulated amortization                       (215,000)    (129,000)
                                                   ---------    ---------
		                                                $1,074,000   $1,133,000
                                                   =========    =========
Other assets consisted of the following:

                                                          December 31,
		                                          						      1998	        1997
	Investment in split-dollar life insurance          $495,000     $460,000
	Organizational costs				                            189,000	      81,000
                                                     -------     --------
								                                            $684,000    	$541,000
                                                     =======      =======

The investment in split-dollar life insurance consists of contracts for a key officer of the Company and is secured by cash value of the contracts and a contractual guarantee of yield.

Organizational costs were incurred in connection with the start-up of specialty consulting services offered by the Company and Whipple. The Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities, effective January 1, 1999. Concurrent with this adoption, the $189,000 will be charged to expense as a change in accounting method and will be reported in the 1999 first quarter results.

Note 7.  Financial Instruments

The estimated fair value of the Company?s financial instruments at December 31, 1998 and 1997 approximate their carrying value as reflected in the consolidated balance sheets. The Company?s financial instruments include cash and cash equivalents, short-term investments, and notes receivable. Financial instruments also include the investment in First Indiana that had a fair value of $55,169,000 and $68,515,000 at December 31, 1998 and 1997.

Note 8.  Income Taxes


Income tax expense (benefit) attributable to income from operations consisted of:

		                                 Year Ended December 31,
Current:			                    			   1998      1997    	 1996

Federal	                    					$321,000 $(147,000) $(24,000)
State and local					               58,000   (20,000)   (4,000)
                     	            -------   -------    ------
                                  379,000  (167,000)  (28,000)
                                  -------   -------    ------
Deferred:
Federal		                    				 659,000 1,033,000   863,000
State and local					               98,000   165,000   143,000
                                  -------  --------  --------
	                                 757,000 1,198,000 1,006,000
                                  -------  --------  --------
Total:
Federa                     						 980,000   886,000   838,000
   State and local				            156,000   145,000   140,000
                                 --------   -------   -------
Total income tax expense on
   income from operations	     $1,136,000 1,031,000   978,000
                                =========  ========   =======

Income tax expense attributable to income from operations differed from the amounts computed by applying the federal income tax rate of 34% to pretax income from operations as a result of the following:

                   				                    Year Ended December 31,
	                             	              1998       1997       	1996
Federal income tax at
statutory rate of 34%                   1,360,000  1,213,000  $1,062,000
Add tax effect of:
State and local income taxes,
net of federal income tax benefit	        106,000    132,000     192,000
Dividends received deduction
   (First Indiana)	                      (259,000)  (296,000)   (276,000)
Other				                                  29,000    (18,000)        ---
                                        ---------   --------    --------
	                                      $1,136,000  1,031,000 	  $978,000
                                        =========  =========     =======

The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1998 and 1997 consist of:

                 			                                December 31,
Deferred tax assets:		                            1998   	   1997
Allowance for doubtful accounts		              $53,000	   $42,000
Unrealized investment losses		                  12,000	    14,000
Accrued liabilities 		                           7,000     28,000
                                                ------     ------
Total deferred tax assets		                   $ 72,000   	$84,000
                                               =======     ======

Deferred tax liabilities:
Investment in First Indiana		               $8,951,000  $7,895,000
Office furniture and equipment		                12,000	     15,000
Cash basis tax accounting versus accrual basis     ---	    327,000
                                             ---------   ---------
Total net deferred tax liabilities		        $8,963,000  $8,256,000
                                             =========   =========

Net deferred tax liability		                $8,891,000  $8,172,000
                                             =========   =========

Amount classified as current	                 $  ---	     $327,000
Amount classified as long-term	          	   8,891,000   7,845,000
                                             ---------   ---------
                               					        $8,891,000  $8,172,000
                                             =========   =========

The Company made income tax payments of $61,000 during the year ended December 31, 1998, received income tax refunds of $125,000 during the year ended December 31, 1997, and made income tax payments of $235,000 during the year ended December 31, 1996.

Note 9.  Interim Quarterly Results (Unaudited)
(Dollars in thousands except per share data)
         	                    First  Second   	Third    Fourth
1998		                      Quarter  Quarter	Quarter    Quarter  	Annual
Commissions, fees and
investment income	           $2,587   $1,720 	$1,673    $1,676   	$7,656
Equity in earnings of First
   Indiana	                     950    	 997   1,081     1,102   	 4,130
Operating expenses          	(2,045)  (1,949) (1,888)   (1,903)  	(7,785)
                              -----    -----   -----     -----     -----
Income before taxes	          1,492    	 768     866      	875   	 4,001
                              -----     ----    ----      ----     -----
Net income		                	$1,012    	$570    $628      $655   	$2,865
                              =====      ===     ===       ===     =====
Income per share - basic       $.35    	$.20    $.22      $.23   	 $ .99
                                ===      ===     ===       ===       ===
Income per share -diluted      $.34    	$.19    $.21      $.22   	  $.97
                                ===      ===     ===       ===       ===

1997
Commissions, fees and
   investment income        	$2,634   $1,611  $1,432    $1,565   	$7,242
Equity in earnings of
   First Indiana	               871    	 846     998     1,168   	 3,883
Operating expenses          	(2,227)  (2,203) (1,548)   (1,580)  	(7,558)
                              -----    -----   -----     -----     -----
Income before taxes	          1,278    	 254     882     1,153   	 3,567
                              -----      ---    ----     -----     -----
Net income	                		$  863    $ 239  $  620    $  814   	$2,536
                              ====      ====    ====      ====     =====
Income per share - basic     $  .30    $ .08  $  .21    $  .28   	$  .87
                               ====     ====    ====     =====      ====
Income per share -diluted     $ .29    $ .08 	$  .21    $  .28   	$  .86
                               ====     ====    ====      ====      ====

Revenue and income from financial services is cyclical in nature as a result of the timing of income tax planning and preparation services performed by the Company. Because of government imposed filing deadlines, a larger percentage of these services occur during the first four months of each calendar year. Revenue and income during the first quarter of each year will be favorably affected, as compared to the remaining three-quarters of the year.

Note 10.  Segment Reporting

Somerset's business units are organized to operate in the financial services industry and as a holding company for its investment in First Indiana. There are three operating and reporting units organized on the basis of the type and source of their revenue and income.

The Somerset Group Management Division.
This division manages all investment and treasury functions of the Company, including overseeing its investment in First Indiana. It also sets policy guidelines for the other operating divisions. Revenue and income is derived from the Company's investment in First Indiana and from investment and loan portfolios.

Somerset Financial Services Division
Services provided to the general public by Somerset Financial Services include tax planning and preparation, health care consulting, information technology, investment and wealth management, and management consulting services for entrepreneurs, their businesses, families, and individuals.. Revenue and income for services is on a fee basis only; as an hourly fee or a quoted flat fee. No products are sold and no remuneration is received as an agent for any other business or organization.

First Indiana Investor Services Division
This division markets investment and insurance products primarily within the branch bank system of First Indiana and to a lesser degree to the general public. The primary investment products include variable annuities, mutual funds, and stocks and bonds. The primary insurance products include fixed annuities, life insurance, and property and casualty insurance. Revenue and income received is generated solely from commissions received on products sold, as an agent for insurance companies or through a contractual arrangement with a registered investment broker/dealer.

There were no inter-segment sales and no foreign operations.

The segment financial information provided below is based on the internal management reporting system used by the Company's management to monitor and manage the financial performance of the Company. The
Company evaluates segement performance based on the return on beginning equity employed, and the return on revenue.


        		                   Somerset   Somerset  First Indiana
			                            Group    Financial Investor
			                          Management Services  Services
Year Ended December 31,1998  Division   Division  Division     Consolidated


Beginning equity employed  $31,421,000   $824,000 $1,215,000    $33,460,000
Assets		                   $41,208,000 $2,217,000 $1,348,000   	$44,773,000

Revenue and income:
Fee based revenue -
  (external customers)		            $0 $6,386,000     	   $0     $6,386,000
Commission revenue -
   (external customers)		            0 	        0    941,000        941,000
                            ----------  ---------    -------     ----------
  Total fees and commissions						                                7,327,000
Equity earnings from
First Indiana Corporation    4,130,000    	     0     	    0      4,130,000
Investment income -
   (external sources)	         329,000    	     0 	        0        329,000
                             ---------   --------    -------     ----------
Total revenue and income     4,459,000  6,386,000  	 941,000 	   11,786,000
                             ---------   --------    -------      ---------
Expenses:
Salaries, wages, commissions
    and benefits		             503,000  4,802,000  	 544,000      5,849,000

General and administrative
   expenses		                  172,000    684,000  	 142,000        998,000
Occupancy expenses		            25,000 	  303,000     19,000        347,000
Advertising and marketing	      12,000    130,000  	  10,000        152,000
Depreciation and amortization	  19,000	   143,000  	 110,000        272,000
Interest expense		                   0      4,000  	       0        	 4,000
Merger expenses (1)		           95,000     68,000 	      	 0        163,000
					                            -----     ------     ------        -------
    Total expenses	          	 826,000	 6,134,000  	 825,000      7,785,000
                              --------   --------    -------       --------
Income before income taxes   3,633,000	   252,000  	 116,000      4,001,000
Income tax expense:
 Current provision (benefit)   (87,000)   423,000 	   43,000        379,000
 Deferred provision (2)	     1,083,000 	 (327,000) 	   1,000        757,000
				                         ---------    -------     ------      ---------
		                             996,000	    96,000  	  44,000      1,136,000
				                           -------     ------     ------      ---------
Net income		                $2,637,000	  $156,000  	 $72,000     $2,865,000
								                     =========    =======     ======      =========



(1) Unusual non-recurring expenses
(2) A significant non-cash expense

		                            Somerset    Somerset   First Indiana
				                            Group     Financial  Investor
		                    		      Management  Services   Services
Year Ended December 31, 1997  Division    Division   Division   Consolidated

Beginning equity employed   $29,592,000    $761,000  $1,244,000  31,597,000
Assets		                     39,628,000   1,487,000   1,345,000  42,460,000

Revenue and income:
Fee based revenue -
   (external customers)	              0   5,765,000     	     0   5,765,000
Commission revenue -
  (external customers)		              0         		0   1,084,000   1,084,000
                              ---------   ---------   ---------   ---------
  Total fees and commissions		                             				   6,849,000
Equity earnings from
First Indiana Corporation	    3,883,000         		0 	         0   3,883,000
Investment income -
   (external sources)      		   369,000    	 24,000 	         0     393,000
	                             ---------   ---------     -------    --------
Total revenue and income    	 4,252,000   5,789,000   1,084,000  11,125,000
                              ---------   ---------    --------   ---------
Expenses:
Salaries, wages, commissions
  and benefits		                756,000   4,788,000     446,000   5,990,000
General and
  administrative expenses	      133,000     541,000     208,000     882,000
Occupancy expenses		             23,000   	 264,000     	18,000     305,000
Advertising and marketing	        6,000 	    78,000      12,000      96,000
Depreciation and amortization	   19,000   	 127,000     100,000     246,000
Interest expense		                    0   	  39,000 	         0      39,000
                               --------   ---------     -------    --------
Total expenses		                937,000   5,837,000     784,000   7,558,000
	                               -------   ---------     -------    --------
Income before income taxes  	 3,315,000     (48,000)    300,000   3,567,000
                              ---------     -------     -------   ---------
Income tax expense:
Current provision (benefit)	   (142,000)  	(131,000)    106,000    (167,000)
Deferred provision (2)	       1,069,000     126,000       3,000   1,198,000
                                927,000 	    (5,000)    109,000   1,031,000
                              ---------     -------     -------   ---------
Net income		                 $2,388,000    ($43,000)    191,000  $2,536,000
												                 ==========     =======     =======    ========




Year Ending December 31, 1996

Beginning equity employed   $28,132,000    $261,000   1,105,000  29,498,000
Assets		                    $36,742,000   1,509,000   1,467,000  39,718,000

Revenue and income:
Fee based revenue -
   (external customers)		             0   5,069,000 	         0   5,069,000
Commission revenue
   (external customers)		             0 	         0   1,006,000   1,006,000
	                            ----------   ---------   ---------   ---------
Total fees and commissions						                                  6,075,000
Equity earnings from
   First Indiana Corporation	 3,003,000 	       	 0 	         0   3,003,000
Investment income -
  (external sources)       		   441,000      16,000	          0     457,000
	                             ---------      ------       -----   ---------
Total revenue and income    	 3,444,000   5,085,000   1,006,000   9,535,000
										                    ---------   ---------    --------   ---------
Expenses:
Salaries, wages
   commissions and benefits	    593,000   3,908,000     360,000   4,861,000
General and
   administrative expenses	     217,000     548,000     187,000     952,000
Occupancy expenses		             28,000   	 259,000       8,000     295,000
Advertising and marketing	        7,000		         0     	15,000     	22,000
Depreciation and amortization	   13,000   	 115,000     	54,000     182,000
Interest expense		               42,000      58,000 	         0     100,000
										                     -------      -------      ------     -------
   Total expenses	     	        900,000   4,888,000     624,000   6,412,000
										                      -------   ---------     -------   ---------
Income before income taxes   	2,544,000     197,000     382,000   3,123,000
                              ---------     -------     -------   ---------
Income tax expense:
  Current provision (benefit)	 (175,000)	     2,000     145,000      28,000)
  Deferred provision (2)	       915,000   	  89,000     	 2,000   1,006,000
										                      -------      ------     -------   ---------
		                              740,000   	  91,000     147,000     978,000
										                      -------      ------     -------     -------
Net income      		           $1,804,000   	$106,000    $235,000  $2,145,000
										                    =========     =======     =======   =========


(2)	A significant non-cash expense         	-30-



Note 11.  Stock-Based Compensation

The Company has two types of stock-based compensation plans: stock options and stock grants, as described below. The Company has applied APB Opinion No. 25, ?Accounting for Stock Issued to Employees,? and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for such stock options. Compensation cost for stock grants issued has been charged against income and includes reimbursement to the grantee of personal income taxes incurred. The amounts charged for the stock grants and taxes were $31,000, $395,000, and $270,000 in 1998, 1997, and 1996.

Had compensation cost for the stock options granted in 1998, 1997, and 1996 been determined based on the fair value at the grant date consistent with the methods of FASB Statement No. 123, ?Accounting for Stock-Based Compensation,? the Company?s net income and earnings per share would have been reduced as shown in the pro forma amounts as follows:

                   			                Year Ended December 31,
				                              1998	      1997         1996
Net Income:
     	As reported	          $2,865,000 	$2,536,000	 $2,145,000
     	Pro forma	            $2,336,000 	$2,451,000   $2,078,000

Basic earnings per share:
     	As reported	                $.99        $.87	       $.75
     	Pro forma	                  $.81        $.84	       $.72

Diluted earnings per shares:
      As reported		               $.97        $.86	       $.73
      Pro forma		                 $.79	       $.83	       $.71


The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with weighted-average assumptions as follows:

Year grants issued	                  1998       1997	       1996
Dividend yield		                     1.20%      1.15%	       1.5%
Expected volatility	                   59%        47%	        24%
Risk-free interest rate	             5.43%      6.11%       5.55%
Expected option life	                5 yrs.     5 yrs.      7 yrs.

The effects of applying FASB Statement No. 123 in the above pro forma are not indicative of future amounts. The Company expects that grants will be made in the future.

Stock Options

The Company's 1991 and 1998 Stock Incentive Plans provide for granting of qualified and non-qualified stock options to officers and other key employees at the quoted market value of the Company's common stock on
the date of the grant.   The two plans are essentially identical.
Qualified options are exercisable during either a period of two to five years or a period of three to five years after the date of grant, and expire five years from the date of the grant. Non-qualified options are exercisable during a period of six months to ten years after the date of the grant and expire ten years from the date of the grant. The 1991 Plan authorized 156,250 shares for granting options, and the 1998 Plan authorized 145,000 shares, with or without stock appreciation rights.

The Company also maintains a 1991 Director Stock Option Plan, which authorized 78,125 shares. The plan provides for the granting of stock options to non-employee directors of the Company. Grants issued are non-qualified stock options, which do not afford favorable tax treatment to recipients and which normally result in tax deductions to the Company. Options are granted annually at the time of the annual meeting of the shareholders, at the quoted market price on that date. The plan allows no more than the grant of 15,625 shares annually. Director options have a term of five years and are exercisable during the second through fifth years.

The following summary reflects changes in the options outstanding during the three years ended December
31, 1998.

			                                                    Weighted
	                         Officers' and Key            	Average
	                             Employees'    	Directors'	Price Per
           		                  Plan  	          Plan   	Share
Balance at January 1, 1996     	103,594       	31,250  	$6.26
	Options granted	                28,125       	 7,812  	 8.92
Options exercised	              (10,000)      (12,500) 	 4.86
                                -------       - -----
Balance at December 31, 1996   	121,719       	26,562  	 7.82
Options granted	                 23,879       	 9,387  	16.30
Options expired	                    ---       	(1,563) (12.80)
Options exercised	              (35,468)	      (4,689) 	(6.33)
                                 ------        ------
Balance at December 31, 1997	   110,130       	29,697  	10.21
	Options granted	                62,063       	 9,378  	23.98
	Options exercised	             (13,595)      	(4,689) 	 4.81
                                -------        ------
Balance at December 31, 1998   	158,598       	34,386  	15.33
		                              =======        ======

Outstanding option shares at December 31, 1998, by exercise price per share, were as follows:

			  Officers' and Key
	Price Per	     Employees'	  Directors'
	 Share	      Plans	           Plan
	 $4.00	       4,688	      ---
	  4.16	       5,469	      ---
	  5.84	      10,938	      ---
	  7.60	         --- 	    4,689
	  8.32	      12,501	      ---
	  8.48	      12,501	     4,689
	 11.20	      17,188	      ---
	 12.32	       9,375	      ---
	 12.80	         ---	     6,252
	 15.50	         ---	     9,378
	 15.80	     *11,375	      ---
	 17.38	     *12,500	      ---
	 23.625	    *54,063       ---
	 24.25	         ---	    *9,378
	 25.99	      *8,000	      ---
            --------	    ------
	            158,598	    34,386
	           ========     ======

*Options not exercisable at December 31, 1998; 85,938 option shares issued to Officers and Key Employees, and 9,378 option shares issued to Directors. All other options were exercisable.

Stock Grants

The Company's 1991 and 1998 Stock Incentive Plans also provide for the issuance of stock grants to key individuals for achievement of specific results over a three-year period. On April 1, 1994, the Company awarded 15,625 shares of stock to each of two executive officers. These shares were subject to recall by the Company in the event that certain specific employment and performance objectives were not met by March 31, 1997. Such objectives were met and the shares were vested with the two executive officers. The Company does not have any stock grants outstanding at December 31, 1998.

Reserved for future stock options and stock grants at December 31, 1998 were 127,000 shares under the Officers and Key Employees' Plans and 20,307 shares under the Directors' Stock Option Plan.

 Note 12.  Retirement Plans

The Company adopted a new retirement plan for all employees during 1996. The plan is a SAR-SEP and is qualified for income tax deferral under Internal Revenue Service Code Section 408(k). Under the plan, employee contributions and employer matching contributions are deferred for income tax purposes. All amounts are contributed to trusteed Individual Retirement Accounts established by the participants.

The Company made matching SAR-SEP contributions for participants of 100% of each employee's contributions, to a maximum of 6% of salary. The costs of such matching contributions were $52,000, $53,000, and $34,000 during the years ended December 31, 1998, 1997, and 1996, respectively.

The SAR-SEP was terminated in 1998, following the merger with Whipple, and all employees became participants in a plan maintained by Whipple for the benefit of its employees.

The Whipple Plan adopted by the Company is a Profit Sharing Plan qualified for tax-deferred employee and employer contributions under Internal Revenue Code Section 401(k). Profit sharing contributions made to the plan for all plan participants were $126,000, $129,000, and $85,000 during the years ended December 31, 1998, 1997, and 1996, respectively.

Note 13.  Commitments and Contingencies

The Company, in the normal course of business, is involved in various claims and contingencies. After taking into consideration legal counsel's evaluation and the extent of insurance coverage, management is of the opinion that the outcome of claims and contingencies will not result in any ultimate liability material to the consolidated financial statements.